UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 28, 2011

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 858-3750

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written  communications  pursuant to Rule 425 under the  Securities Act (17 CFR 230.425)

[ ]      Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement  communications  pursuant to Rule  14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement  communications  pursuant to Rule  13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement.

On March 28, 2011 Altair Nanotechnologies Inc. (“Altair”) entered into a placement agent agreement (the “Placement Agent Agreement”) with JMP Securities LLC (“JMP”) as exclusive placement agent relating to the sale and issuance by Altair to select institutional investors (the “Investors”) of up to 3,600,000 units (the “Units”) in a “registered direct” offering, with each Unit consisting of (i) one common share (“Common Share”) of Altair and (ii) one Series A Warrant (“Warrant”) to purchase 0.5 of a Common Share at an exercise price of $2.56 per share. The sale of the Units is being made pursuant to a Securities Purchase Agreement, dated March 28, 2011 (the “Purchase Agreement”) with the Investors pursuant to which the Investors agreed to purchase the Units at a purchase price of $1.784 per Unit.  Units will not be issued or certificated.  The Common Shares and Warrants are immediately separable and will be issued separately.  The Warrants will be exercisable beginning six months after the closing for a period of five years.  Subject to adjustment as set forth below, in the aggregate, Altair will issue an aggregate of 3,600,000 Common Shares and Warrants to purchase up to an aggregate of 1,800,000 Common Shares  pursuant to the terms of the Placement Agent Agreement and the related Purchase Agreement.

In addition, the Purchase Agreement provides for a purchase price adjustment, and the issuance of additional Common Shares (“Adjustment Shares”) following such adjustment, if the Share Subscription Agreement dated September 20, 2010, as amended on February 16, 2011  with Canon Investment Holdings Limited is terminated or adversely amended, or if the transaction contemplated thereby is not closed by a specified date.   The number of Adjustment Shares is determined by subtracting the number of Common Shares issued at the closing from the number of Common Shares that would have been issued at the closing if the purchase price had been equal to 85% of volume weighted average price of the Common Shares during a 10 trading day period following the announcement of the triggering event, subject to a maximum number of 1,800,000 Adjustment Shares.  If the registration statement under which the Common Shares and Warrants are being issued is not available for the issuance of the Adjustment Shares and in certain other limited circumstances, in lieu of delivering the additional shares, Altair may be required to pay cash to such investors in an amount equal to 125% of the value of the additional shares that would have otherwise been issued.

The Purchase Agreement contains certain representations and warranties from Altair to the Investors, and certain representations and warranties from the Investors to Altair, as are standard in transactions similar to the offering.  The Purchase Agreement also contains provisions relating to the use of proceeds from the offering, indemnification of the Investors, a 15-month right of first offer in favor of the Investors, a 100-day restriction on additional financing by Altair, restrictions on subsequent equity sales by Altair at a price below $2.23 per share for a two-year period and other covenants.

A copy of the Placement Agent Agreement, the Purchase Agreement and the form of Warrant are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this Current Report and are incorporated herein by reference.  The closing for the sale of the Units is expected to take place on or about March 30, 2011, subject to the satisfaction of customary closing conditions.  Altair anticipates raising gross proceeds of approximately $6.42 million.  The net offering proceeds to the Company from the sale of the Units, after deducting the placement agent’s fees of 7% of the gross proceeds  and other estimated offering expenses payable by the Company, are expected to be approximately $5.87 million.

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The Common Shares and Warrants (and the Common Shares issuable from time to time upon exercise of the Warrants) are being offered and sold by Altair in this Offering pursuant to a prospectus dated October 26, 2009 and a prospectus supplement dated March 28, 2011 (the “Prospectus Supplement”), pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-162009).

The legal opinion of Cassels Brock and Blackwell LLP relating to the securities offered in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The foregoing is only a brief description of the material terms of the Placement Agent Agreement, the Warrants and the Purchase Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Placement Agent Agreement, the form of Warrant and the form of Purchase Agreement, respectively.

Item 7.01  Regulation FD Disclosure.

On March 29, 2011, Altair issued a press release announcing the pricing of the Offering.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

1.1	Placement Agent Agreement, dated March 28, 2011, by and between Altair Nanotechnologies Inc. and JMP Securities LLC.

4.1	Form of Series A Common Share Purchase Warrant.

5.1	Legal Opinion of Cassels Brock and Blackwell LLP.

10.1	Form of Securities Purchase Agreement dated March 28, 2011.

99.1	Press Release dated March 29, 2011, furnished herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: March 29, 2011	By:	/s/ John Fallini
John Fallini, Chief Financial Officer

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